Exhibit 99.1

Alamo Group Inc.

2005 Incentive Stock Option Plan

1.         Purpose

The purpose of the Alamo Group Inc. 2005 Incentive Stock Option Plan (the "2005 Plan" or the "Plan") is to advance the interests of Alamo Group Inc. (the "Company") and to increase shareholder value by providing officers and employees of the Company, its subsidiaries and its Affiliates (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and with incentives for current or future service with the Company, its subsidiaries and Affiliates.  The Plan shall be administered so as to qualify the options as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").  The Plan is a successor plan to the Amended and Restated 1994 Incentive Stock Option Plan, which may be referred to as the "Predecessor Plan."

2.         Effective Date and Term

The Plan shall be effective as of May 4, 2005.  No awards or grants can be made after May 4, 2015 unless terminated sooner pursuant to Section 11 by the Company's Board of Directors (the "Board").  Effective April 4 2004, no further awards shall be made under the Predecessor Plan, but outstanding awards under any Predecessor Plan shall remain outstanding in accordance with its applicable terms and conditions.

3.         Plan Administration

The independent Compensation Committee of the Board, or such other independent committee as the Board shall determine, comprised of not less than three members shall be responsible for administering the Plan (the "Compensation Committee").  To the extent specified by the Compensation Committee it may delegate its administrative responsibilities to a subcommittee of the Compensation Committee comprised of not less than three members (the Compensation Committee and such subcommittee being hereinafter referred to as the "Committee").  The Compensation Committee or such subcommittee members, as appropriate, shall be qualified to administer the Plan as contemplated by (a) Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act") or any successor rule, and (b) any rules and regulations of a stock exchange on which Common Stock (as defined in Section 5) of the Company is listed.  The Committee, and such subcommittee to the extent provided by the Committee, shall have full and exclusive power to interpret, construe and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper.  These powers shall include, but not be limited to, (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, or other awards, or other property, or cancelled, forfeited or suspended; (iv) adoption of such modifications, amendments, procedures, subplans and the like as are necessary to enable participants employed in other countries in which the Company may operate to receive advantages and benefits under the Plan consistent with the laws of such countries, and consistent with the rules of the Plan; (v) subject to the rights of participants, modification, change, amendment or cancellation of any award to correct an administrative error, and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan.  All determinations, interpretations, and other decisions under or with respect to the Plan or any award by the Committee shall be final, conclusive and binding upon the Company, any participant, any holder or beneficiary of any award under the Plan and any employee of the Company.  Except for the power to amend the Plan as provided in Section 11 and except for determination regarding employees who are subject to Section 16 of the 1934 Act, and except as may otherwise be required under applicable New York Stock Exchange rules, the Committee may delegate any or all of its duties, powers and authority under the Plan pursuant to such conditions or limitations as the Committee may establish to any officer or officers of the Company.

4.         Eligibility

Any employee of the Company shall be eligible to receive an award under the Plan.  For purposes of this Section 4, "Company" shall include any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee ("Affiliate").

5.         Shares of Stock Subject to the Plan

A total number of five hundred thousand (500,000) shares of common stock, par value $0.10 per share, of the Company ("Common Stock" or "Stock") shall become available for issuance under the Plan.

Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the shares available for issuance under the Plan.

In determining shares available for issuance under the Plan, any awards granted under the Plan that are cancelled, are forfeited or lapse shall become eligible again for issuance under the Plan.

Any shares issued under the Plan may consist in whole or in part, of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the Plan.  Cash may be paid in lieu of any fractional shares in settlements of awards under the Plan.

6.         Adjustments and Reorganizations

The Committee may make such adjustments as it deems appropriate to meet the intent of the Plan in the event of changes that impact the Company's share price or share status, provided that any such actions are consistently and equitably applicable to all affected participants.

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares, such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of shares that may be issued under the Plan; (ii) the number of shares subject to awards of a specified type or to any individual under the Plan; and/or (iii) the price per share for any outstanding stock options.

Notwithstanding anything to the contrary in this Section 6 or any other provision of the Plan, the Committee may increase the maximum aggregate number of shares that may be issued under the Plan only to the extent necessary to reflect a change in the number of outstanding shares of Common Stock, such as a stock dividend or stock split.

7.         Awards

The Committee shall determine the award(s) to be made to each participant under the Plan and shall approve the terms and conditions governing such awards in accordance with Section 10.  However, under no circumstances may stock option awards be made which provide by their terms for the automatic award of additional stock options upon the exercise of such awards, including, without limitation, "reload options."

A Stock Option represents the right to purchase a share of Stock at a predetermined Grant Price.  Options granted under this Plan shall be in the form of Incentive Stock Options.  The terms of each Stock Option, including the Grant Date, shall be set forth in the award agreement.  Subject to the applicable award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased.  Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price).  As determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the optionee valued at the Fair Market Value on the date the Stock Option is exercised; provided, however, that to the extent required by the Committee such Common Stock shall not have been acquired within the preceding six months upon the exercise of a Stock Option Award granted under the Plan or any other plan maintained at any time by the Company or any subsidiary.

Stock Options shall be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code.  Among such restrictions, Stock Options must have an exercise price not less than the Fair Market Value of a share of Common Stock on the Grant Date, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within ten years after the Grant Date.  In the case of a Stock Option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least 110% of the total combined Fair Market Value of a share of Common Stock on the Grant Date and the Stock Option must expire no later than the fifth anniversary of the date of its grant.  The aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which Stock Options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000 (or such other limit as may be required by the Code).

Notwithstanding any provision of the Plan, a repricing of a stock option shall be allowed by the Committee only with the approval of the Company's shareholders to the extent required under the rules of the New York Stock Exchange.  For this purpose, a "repricing" shall be defined as described in the New York Stock Exchange rules.

The Committee shall have the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which (i) the award may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an award or an award's exercise may be recovered; provided that such conditions and their consequences are: (a) clearly set forth in the grant agreement or other grant document; and (b) fully comply with applicable laws.  These conditions may include, without limitation, actions by the participant which constitute a conflict of interest with the Company, are prejudicial to the Company's interests, or are in violation of any non-compete agreement or obligation, any confidentiality agreement or obligation, the Company's applicable policies, or the participant's terms and conditions of employment.

8.         Fair Market Value

Fair Market Value for all purposes under the Plan shall mean the closing price of Common Stock as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the closing price of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said exchange.  Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

9.         Transferability and Exercisability

Except as otherwise provided in this Section 9, all awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction.  Except as otherwise provided in this Section 9, during the life of the participant, awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee.  In addition, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distributions under the Plan upon the death of the participant.

10.       Award Agreements; Notification of Award

Awards under the Plan shall be evidenced by one or more agreements approved by the Committee that set forth the terms and conditions of and limitations on an award, except that in no event shall the term of any Stock Option exceed a period of ten years from the date of its grant.  The Committee need not require the execution of any such agreement by a participant in which case acceptance of the award by the respective participant will constitute agreement to the terms of the award.

11.       Plan Amendment and Termination

The Compensation Committee may amend the Plan as it deems necessary or appropriate, except that no such amendment which would cause the Plan not to comply with the requirements of (i) the Code or (ii) the Delaware General Corporation Law as in effect at the time of such amendment shall be made without the approval of the Company's shareholders.  No such amendment shall adversely affect any outstanding awards under the Plan without the consent of all of the holders thereof.

Notwithstanding the foregoing, an amendment that constitutes a "material revision," as defined by the rules of the New York Stock Exchange, shall be submitted to the Company's shareholders for approval.  In addition, any revision that deletes or limits the scope of the provision in Section 7 prohibiting repricing of options without shareholder approval will be considered a material revision.

The Board may terminate the Plan at any time.  Upon termination of the Plan, no future awards may be granted, but previously-made awards shall remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan.

12.       Other Company Benefit and Compensation Programs

Unless otherwise determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country.

13.       Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds.  The Plan shall not establish any fiduciary relationship between the Company and any participant or other person.  To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

14.       Future Rights

No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any right by reason of the grant of any award under the Plan to continued employment by the Company or any subsidiary of the Company.

15.       General Restriction

Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the exercise settlement thereof, such award may not be granted, exercised or settled in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

16.       Governing Law

THE VALIDITY, CONSTRUCTION AND EFFECT OF THE PLAN AND ANY ACTIONS TAKEN OR RELATING TO THE PLAN SHALL BE DETEMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND APPLICABLE FEDERAL LAW.

17.       Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such participant's creditors.

18.       Rights as a Shareholder

A participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.

19.       Change in Control

Notwithstanding anything to the contrary in the Plan, the following shall apply to all awards granted and outstanding under the Plan:

A.                 Definitions

The following definitions shall apply to this Section 19:

A "Change in Control," unless otherwise defined by the Compensation Committee, shall be deemed to have occurred if (a) any "person," as such term is used in Section 13(d) and 14(d) of the 1934 Act, other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (4) any person who becomes a "beneficial owner" (as defined below) in connection with a transaction described in clause (1) of subparagraph (c) below, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 20 percent or more of the combined voting power of the Company's then outstanding voting securities; (b) individuals who on May 4, 2005 constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on May 4, 2005, or whose appointment, election or nomination for election was previously so approved or recommended; (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to the sale.

"CIC Price" shall meant the higher of (a) the highest price paid for a share of the Company's Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or (b) the highest price paid for a share of the Company's Common Stock during the 60 day period immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.

B.        Acceleration of Vesting

Upon the occurrence of an event constituting a Change in Control, all Stock Options (to the extent the CIC Price exceeds the exercise price), outstanding on such date shall become 100% vested and shall be paid in cash as soon as may be practicable.  Upon such payment, such awards and any related Stock Options shall be cancelled.

The amount of cash to be paid shall be determined by multiplying the number of such awards by: the difference between the exercise price of the related Stock Option per share and the CIC Price to the extent the CIC Price is greater than the exercise price.

C.        Notwithstanding the foregoing, any stock-based award held by an officer or director subject to Section 16 of the 1934 Act which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash until the expiration of such period, if any, as shall be required pursuant to such Section, and the amount to be paid shall be determined by multiplying the number of unexercised shares under such stock options, as the case may be, by the difference between the exercise price of the related option per share and the CIC Price determined as though the event constituting the Change in Control had occurred on the first day following the end of such period.